Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We have issued our report dated August 11, 2014 accompanying the statement or revenue and certain expenses of Bren Road, LLC for the year ended December 31, 2013 included in this Current Report on Form 8-K/A.  We hereby consent to the incorporation by reference of said report in the Registration Statement of Talon Real Estate Holding Corp. and subsidiaries on Form S-8 (File No. 333-190618).

/s/ Wipfli LLP

St. Paul, Minnesota

August 14, 2014